Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cimarex Energy Co.:
We consent to the incorporation by reference in the registration statement (No. 333-230048) on Form S-3 and registration statements (Nos. 333-231840, 333-196169, 333-174361, 333-125621, and 333-100235) on Form S-8 of Cimarex Energy Co. of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Cimarex Energy Co. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Cimarex Energy Co.
Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 842, Leases.
Our report dated February 26, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that Cimarex Energy Co. did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states there is a material weakness related to an effective process and control in place to periodically evaluate the quantitative effect associated with the inclusion or exclusion of certain inputs, such as skim oil and drip liquids, in the Company’s oil and gas reserve database used in the ceiling test impairment calculations, depletion calculations, and the preparation of the related disclosures included in the supplemental information on oil and gas producing activities (unaudited) resulting from an ineffective risk assessment process to identify and assess changes in the Company’s operations and their impact on the Company’s processes and controls governing preparation of the oil and gas reserve database.

KPMG LLP

Denver, Colorado
February 26, 2020